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Exhibit 99C - Form of Notice for Special Meeting of Chippewa Valley Bancshares,
Inc.


                      CHIPPEWA VALLEY BANCSHARES, INC.
                            20 South Main Street
                             Rittman, Ohio 44270

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON

                            ____________, 1998

TO SHAREHOLDERS OF CHIPPEWA VALLEY BANCSHARES, INC.:

        Notice is hereby given that a special meeting of the shareholders of Chippewa Valley Bancshares, Inc., an Ohio corporation and bank holding company located in Rittman, Ohio ("Chippewa"), will be held at ________________________, Rittman, Ohio 44270, on __________, 1998, at ___:00
__.m., local time, to consider and take action upon:

1. A proposal to approve and adopt a Merger Agreement dated as of October 13, 1997 (the "Merger Agreement") by and between Chippewa and Wayne Bancorp, Inc., an Ohio corporation and bank holding company ("Wayne"), with such agreement providing for, among other things, the merger of Chippewa with and into Wayne. Each outstanding share of Chippewa Common Stock will be converted into Wayne Common Stock in accordance with the terms of the Merger Agreement. As a result of the proposed merger, Chippewa will be merged into Wayne.

2. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT THEREOF.

         The record date for the meeting has been fixed at ____________, 199_. Only the shareholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment thereof.

         A favorable vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Chippewa Common Stock is required to approve the Merger Agreement. Accordingly, each shareholder is urged to sign the enclosed proxy card and return it promptly to Chippewa.

                                           By order of the Board of Directors



                                           Philip S. Swope
                                           President

         YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOUR STOCK IS HELD IN MORE THAN ONE NAME, ALL PARTIES MUST SIGN THE PROXY FORM.